Exhibit 10.11

    SILGAN HOLDINGS INC.

Adam J. Greenlee    4 Landmark Square
President and Chief Executive Officer    Suite 400
    Stamford, CT 06901

December 23, 2024

Mr. Philippe Chevrier
[Redacted]

Dear Philippe:

We are very pleased to make the following offer to you to join Silgan Holdings Inc. Beginning on your start date, you will be employed on a full-time at will basis by Silgan Holdings Inc., serving as its Executive Vice President and Chief Operating Officer. Additionally, you will serve as an officer of various subsidiaries of Silgan Holdings Inc. You will be a member of Silgan’s Executive Office and report to the Chief Executive Officer of Silgan Holdings Inc. Your employment start date will be February 3, 2025.

While you are employed by Silgan Holdings Inc., as compensation for your services, Silgan Holdings Inc. will pay you a salary, which for 2025 shall be at an annual rate of $675,000. Your salary shall be payable to you in accordance with the prevailing payroll practices (including the withholding of taxes) of Silgan Holdings Inc. Your salary shall be subject to increase at the discretion of the Compensation Committee of the Board of Directors of Silgan Holdings Inc.

While you are employed by Silgan Holdings Inc., you shall also be eligible to receive an annual bonus for each year, payable in the following year in accordance with the practices of Silgan Holdings Inc. (including the withholding of taxes), with a target amount of seventy five percent (75%) of your annual salary for that year. Your bonus for any year shall be payable to you on the same basis that annual bonuses are payable to the Chief Executive Officer of Silgan Holdings Inc. under the Company’s Senior Executive Performance Plan, which is currently based on the audited performance of Silgan Holdings Inc. as compared to targeted results.

During your employment with Silgan Holdings Inc., you will be entitled to (i) receive health and welfare benefits that are made available generally to employees of Silgan Holdings Inc. and (ii) to participate in the 401(K) savings plan and supplemental executive retirement plan that other employees of Silgan Holdings Inc. participate in, subject to the rules and policies thereof. The health and welfare benefits that are made available generally to employees of Silgan Holdings Inc. currently include a medical plan, a long-term disability plan and a basic life insurance and supplemental life insurance plan, under all of which you would be covered beginning on the first calendar month after 60 days of full-time employment. During such period, we will reimburse you for the costs to you to maintain medical insurance under COBRA with your former employer.

Mr. Philippe Chevrier

You will be entitled to five (5) weeks paid vacation annually in accordance with the policies of Silgan Holdings Inc.

Pursuant to the Silgan Holdings Inc. Second Amended and Restated 2004 Stock Incentive Plan, you will be granted 42,000 restricted stock units, representing an equivalent number of shares of common stock of Silgan Holdings Inc. These restricted stock units will be granted to you upon approval of the Compensation Committee of the Board of Directors of Silgan Holdings Inc. at the next meeting of the Compensation Committee to be held in February 2025. These restricted stock units will vest ratably over a five-year period beginning March 1, 2026 and each March 1st thereafter until fully vested, and will entitle you to receive dividend equivalents in accordance with the terms thereof. Thereafter, you will be eligible to receive additional grants under the Silgan Holdings Inc. Second Amended and Restated 2004 Stock Incentive Plan, at the discretion of the Compensation Committee of the Board of Directors of Silgan Holdings Inc.

In addition, and pursuant to the Silgan Holdings Inc. Second Amended and Restated 2004 Stock Incentive Plan, you will be granted 48,000 incremental restricted stock units, representing an equivalent number of shares of common stock of Silgan Holdings Inc. These restricted stock units will be granted to you upon approval of the Compensation Committee of the Board of Directors of Silgan Holdings Inc. at the next meeting of the Compensation Committee to be held in February 2025. These restricted stock units will vest ratably over a three-year period beginning March 1, 2026 and each March 1st thereafter until fully vested, and will entitle you to receive dividend equivalents in accordance with the terms thereof. Thereafter, you will be eligible to receive additional incremental grants under the Silgan Holdings Inc. Second Amended and Restated 2004 Stock Incentive Plan, at the discretion of the Compensation Committee of the Board of Directors of Silgan Holdings Inc.

With respect to you and your family’s relocation for you to join Silgan, you shall be entitled to receive relocation benefits in accordance with the relocation policy of Silgan Containers as applicable for its officers. If you would prefer, we will also consider utilizing the relocation company that you have used for previous moves. Additionally, upon identifying and making an offer on a residence in the Connecticut area, a Relocation Bonus of $100,000 will be paid to you. Finally, upon completing your relocation to the Connecticut area your annual salary rate will increase to $715,000.

Mr. Philippe Chevrier

Please understand that this letter constitutes only an offer of employment and is contingent upon (i) satisfactory reference checks, (ii) satisfactory results of a pre-placement drug screen, to be completed prior to your start date with a physician of our choice and at our expense, (iii) execution by you of an Officer Agreement in the form provided to you on behalf of Silgan Holdings Inc., and (iv) approval of the Board of Directors of Silgan Holdings Inc.

We very much look forward to you joining us at Silgan Holdings Inc. Please Acknowledge your agreement with the foregoing by signing a copy of this letter below.

Sincerely,

    /s/ Adam J. Greenlee
Adam J. Greenlee

Accepted and agreed to:

/s/ Philippe Chevrier____________    12/26/2024________________
Signature     Date